Exhibit 99.1

IBM ELECTS MICHELLE J. HOWARD TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., FEBRUARY 26, 2019 — The IBM (NYSE:  IBM) board of directors today elected Admiral Michelle J. Howard to the board, effective March 1, 2019.

Admiral Howard, 58, is a former United States Navy officer and the first woman to become a 4-star admiral.  She was the first African-American woman to command a ship in the U.S. Navy (the USS Rushmore).  Admiral Howard was also the first African-American and the first woman to be named Vice Chief of Naval Operations when she was appointed to that role by the President in July 2014.  She retired in December 2017 as the commander of U.S. Naval Forces in Europe and Africa and the Allied Joint Forces Command in Naples, Italy, after a distinguished 35-year career.

Admiral Howard is currently is the J.B. and Maurice C. Shapiro Visiting Professor of International Affairs at George Washington University, where she teaches in the areas of cybersecurity and international policy.

Ginni Rometty, IBM chairman, president and chief executive officer, said: “Admiral Howard is a groundbreaking leader with a distinguished career in military service. Her leadership skills, international perspective and extensive experience with cybersecurity and information technology will make her a great addition to the IBM Board.”

Admiral Howard graduated from the United States Naval Academy in 1982, and from the United States Army’s Command and General Staff College in 1998 with a master’s degree in military arts and sciences. She was the first female graduate of the Naval Academy to be promoted to flag officer.

She has received honorary degrees from Rensselaer Polytechnic Institute, American Public University and North Carolina State University, and is the recipient of many honors, including the NAACP Chairman’s Image Award, the French Legion of Honor and the KPMG Inspire Greatness Award.

Contact:                                                Edward Barbini

914-499-6565

barbini@us.ibm.com

###